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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Metro Information Services, Inc.:

We consent to incorporation by reference in registration statements (Nos. 333-22751, 333-22753 and 333-22777) on Form S-8 of Metro Information Services, Inc. of our reports dated February 2, 1998, relating to the balance sheets of Metro Information Services, Inc. as of December 31, 1997 and 1996, and the related statements of income, cash flows and changes in redeemable common stock and shareholders' equity and the schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 Report on Form 10-K of Metro Information Services, Inc.

                               /s/ KPMG PEAT MARWICK LLP

Norfolk, Virginia
February 27, 1998

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